NORTHERN LIGHTS FUND TRUST II
OPERATING EXPENSES LIMITATION AGREEMENT

DYNAMIC GLOBAL DIVERSIFIED FUND

DYNAMIC INTERNATIONAL OPPORTUNITY FUND

DYNAMIC U.S. OPPORTUNITY FUND

ACCLIVITY SMALL CAP VALUE FUND

ACCLIVITY SMALL CAP GROWTH FUND

ACCLIVITY MID CAP MULTI-STYLE FUND

ACCLIVITY BROAD EQUITY MULTI-STYLE FUND

THIS OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is effective March 27, 2018 as amended July 25, 2018, and October 15, 2019 by and between NORTHERN LIGHTS FUND TRUST II, a Delaware statutory trust (the “Trust”), on behalf of the DYNAMIC GLOBAL DIVERSIFIED FUND, DYNAMIC INTERNATIONAL OPPORTUNITY FUND, DYNAMIC U.S. OPPORTUNITY FUND, ACCLIVITY SMALL CAP VALUE FUND, ACCLIVITY SMALL CAP GROWTH FUND, ACCLIVITY MID CAP MULTI-STYLE FUND and the ACCLIVITY BROAD EQUITY MULTI-STYLE FUND (the “Funds”) each a series of the Trust and the Advisor of such Fund, INNEALTA CAPITAL, LLC (the “Advisor”).

WITNESSETH:

WHEREAS, the Advisor renders advice and services to the Funds pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Advisor dated as of March 27, 2018, as amended October 14, 2019 (the “Investment Advisory Agreement”); and

WHEREAS, the Funds are responsible for, and have assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreement that have not been assumed by the Advisor; and

WHEREAS, the Advisor desires to limit each Fund’s Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires to allow the Advisor to implement those limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. Limit on Operating Expenses. The Advisor hereby agrees to limit each Fund’s current Operating Expenses to an annual rate, expressed as a percentage of each Fund’s average annual net assets, to the amounts listed in Appendix A (the “Annual Limit”). In the event that the current Operating Expenses of each Fund, as accrued each month, exceed its Annual Limit, the Advisor will pay to that Fund, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.

2. Definition. For purposes of this Agreement, the term “Operating Expenses” with respect to the Funds, is defined to include all expenses necessary or appropriate for the operation of each Fund

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and including the Advisor’s investment advisory or management fee detailed in the Investment Advisory Agreement, any Rule 12b-l fees and other expenses described in the Investment Advisory Agreement, but does not include any front-end or contingent deferred loads, brokerage fees and commissions, acquired fund fees and expenses, borrowing costs (such as interest and dividend expense on securities sold short), taxes and extraordinary expenses such as litigation.

3. Reimbursement of Fees and Expenses. The Advisor retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement in future years on a rolling three year basis, if such reimbursement can be achieved within the Operating Expense Limitations listed in Appendix A.

4. Term. This Agreement shall become effective on the date first above written and shall remain in effect until the termination date noted in Appendix A, unless sooner terminated as provided in Paragraph 5 of this Agreement, and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Trustees of the Trust.

5. Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Fund, upon sixty (60) days’ written notice to the Advisor. This Agreement may not be terminated by the Advisor without the consent of the Board of Trustees of the Trust. This Agreement will automatically terminate, with respect to the Funds listed in Appendix A if the Investment Advisory Agreement for the Fund is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination for the Fund.

6. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940 and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

NORTHERN LIGHTS FUND TRUST II	INNEALTA CAPITAL, LLC.
on behalf of the above referenced Funds
By: /s/ Kevin Wolf	By: _/s/ Vito Sciaraffi
Name: Kevin Wolf	Name: Vito Sciaraffi
Title: President	Title: CIO
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Appendix A

Fund	Operating Expense Limit	Termination Date

Dynamic Global Diversified Fund Class N Class I	0.74% 0.49%	April 30, 2021
Dynamic International Opportunity Fund Class N Class I	1.49% 1.24%	April 30, 2021
Dynamic U.S. Opportunity Fund Class N Class I	1.49% 1.24%	April 30, 2021
Acclivity Small Cap Value Fund Class I Class N	0.67% 0.92%	April 30, 2021
Acclivity Small Cap Growth Fund Class I Class N	0.67% 0.92%	Fund not operational
Acclivity Mid Cap Multi-Style Fund Class I Class N	0.55% 0.80%	Fund not operational
Acclivity Broad Equity Multi-Style Fund Class I Class N	0.39% 0.64%	April 30, 2021